Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333‑200923 and 333‑200919 on Form S-8 of our report relating to the consolidated and combined financial statements and financial statement schedule of KLX Inc. and its subsidiaries dated April 14, 2017 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the basis of presentation of the consolidated and combined financial statements), and our report relating to the effectiveness of KLX Inc. and its subsidiaries’ internal control over financial reporting dated April 14, 2017 as to the effects of the material weakness described in Management's Report on Internal Control Over Financial Reporting, (which report expresses an adverse opinion on the effectiveness of KLX Inc. and its subsidiaries’ internal control over financial reporting because of a material weakness), appearing in the Annual Report on Form 10-K of KLX Inc. and its subsidiaries for the year ended January 31, 2017.

/s/ DELOITTE & TOUCHE LLP

Boca Raton, Florida

April 14, 2017